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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                  AMENDED AND RESTATED CERTIFICATE OF FORMATION

                                       OF

                       THE SIMMONS MANUFACTURING CO., LLC

         This Certificate of Amendment of the Amended and Restated Certificate of Formation of The Simmons Manufacturing Co., LLC (the "LLC"), dated as of March 5, 2002, is being duly executed and filed by Nicole J. Desharnais, as an authorized person, to amend and restate the Amended and Restated Certificate of Formation of the LLC, which was filed on December 20, 2001 under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.).

         This Certificate is hereby amended and restated in its entirety to read as follows:

         FIRST. The name of the limited liability company formed hereby is The Simmons Manufacturing Co., LLC.

         SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Entity Services Group, LLC, Suite 200, 103 Foulk Road, County of New Castle, Wilmington, Delaware, 19803.

         THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Entity Services Group, LLC, Suite 200, 103 Foulk Road, County of New Castle, Wilmington, Delaware, 19803.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Formation as of the date first written above.

                                              /s/ Nicole J. Desharnais
                                              ------------------------------
                                              Nicole J. Desharnais
                                              Authorized Person